Exhibit 99.2
Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2025	2024
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$755,049	$665,686
Management fee revenue - administrative services	17,645	16,934
Administrative services reimbursement revenue	210,273	191,567
Service agreement revenue	6,432	6,514
Total operating revenue	989,399	880,701

Operating expenses
Cost of operations - policy issuance and renewal services	627,750	550,322
Cost of operations - administrative services	210,273	191,567
Total operating expenses	838,023	741,889
Operating income	151,376	138,812

Investment income
Net investment income	19,948	15,903
Net realized and unrealized investment gains	502	1,853
Net impairment losses recognized in earnings	(914)	(2,677)
Total investment income	19,536	15,079

Other income	3,834	3,411
Income before income taxes	174,746	157,302
Income tax expense	36,329	32,750
Net income	$138,417	$124,552

Net income per share
Class A common stock – basic	$2.97	$2.67
Class A common stock – diluted	$2.65	$2.38
Class B common stock – basic and diluted	$446	$401

Weighted average shares outstanding – Basic
Class A common stock	46,188,903	46,189,014
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,304,384	52,301,803
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$1.365	$1.275
Class B common stock	$204.75	$191.25

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $25,164 and $23,559, respectively)	$260,379	$298,397
Available-for-sale securities	52,976	44,604
Receivables from Erie Insurance Exchange and affiliates, net	719,898	707,060
Prepaid expenses and other current assets, net	78,387	83,902
Accrued investment income	10,849	11,069
Total current assets	1,122,489	1,145,032

Available-for-sale securities, net	1,047,540	991,726
Equity securities	81,814	85,891
Available-for-sale and equity securities lent	12,289	7,285
Fixed assets, net	513,088	513,494
Agent loans, net	85,723	80,597
Defined benefit pension plan	57,480	21,311
Other assets, net	47,805	43,278
Total assets	$2,968,228	$2,888,614

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$429,380	$408,309
Agent incentive compensation	42,190	75,458
Accounts payable and accrued liabilities	210,708	190,028
Dividends payable	63,569	63,569
Contract liability	44,102	42,761
Deferred executive compensation	9,636	14,874
Securities lending payable	12,706	7,513
Total current liabilities	812,291	802,512

Defined benefit pension plan	26,197	28,070
Contract liability	21,703	21,170
Deferred executive compensation	22,944	19,721
Deferred income taxes, net	3,704	6,418
Other long-term liabilities	14,038	23,465
Total liabilities	900,877	901,356

Shareholders’ equity	2,067,351	1,987,258
Total liabilities and shareholders’ equity	$2,968,228	$2,888,614
2